UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 20, 2011

LTS Nutraceuticals, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-162469	27-0374885
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

450 East Las Olas Blvd.
Suite 830
Ft. Lauderdale, Florida 33301
 (Address of principal executive offices) (zip code)

(954) 462-8895
 (Registrant's telephone number, including area code)

Copies to:
Jolie Kahn, Esq.
61 Broadway, Suite 2820
New York, New York 10006
Phone: (212) 422-4910
Fax: (866) 705-3071

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO MATERIAL DEFINITIVE AGREEMENT

On October 20, 2011, LTS Nutraceuticals, Inc. (“LTS”) entered into an agreement with Jackson Wen, individually and as trustee for the shareholders of Biocalth International, Inc., Giantceuticals, Inc. and HerbSource Enterprises, Inc. (collectively, “Company”), to purchase all of the issued and outstanding shares of stock of the Company (“Shares”).  The Company’s business is the manufacturing, marketing and sales of nutraceutical products in Asia and Europe.

Closing is scheduled for November 23, 2011 with a deadline on closing of December 31, 2011.  The purchase price, which was negotiated by the parties, for the Shares is as follows: $5,000,000 to be paid in restricted shares of LTS common stock at the closing price for the LTS stock on September 9, 2011, which was $2.005 per share.  In addition, the Seller shall receive an “earn-out” based on the sales performance of products sold by the Company as follows all to be paid in restricted shares of LTS common stock, at a price of $2.005 per share, which price was negotiated by the parties:

Year:	Gross Revenue Target:	Earn-out Amount:
1 (ending in 2012)	$ 5,000,000	$5,000,000
2 (ending in 2013)	$10,000,000	$5,000,000
3 (ending in 2014)	$15,000,000	$2,500,000

LTS’ obligation to close the purchase of the Shares is contingent upon completion of its due diligence on the Company, which will occur prior to closing.

ITEM 7.01 REGULATION FD DISCLOSURE

On October 24, 2011, Livethesource, Inc., a wholly owned subsidiary of LTS, hosted a webinar directed toward its multi level marketers introducing the Company into the Livethesource “Family.”  The Power Point presentation for the webinar is attached as exhibit 99.1 hereto.  LTS and the Company are commencing collaboration efforts (including a joint marketing trip to Asia) in anticipation of the closing set forth in Item 1.01 above. The webinar may be viewed by clicking on the following link: www.livethesource.com/web10242011/play.html.

ITEM 9.01 EXIBITS

99.1	Power Point Presentation, dated October 24, 20111.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LTS NUTRACEUTICALS, INC.

Dated: October 25, 2011	By:	/s/ Jerry Rayman
Name: Jerry Rayman